SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") is entered into this ___ day of August, 2021, by and between Cromogen Biotechnology Corporation ("Plaintiff" or "Cromogen") and Earth Science Tech, Inc. ("Defendant" or "ETST") (each a "Party" and collectively, "the Parties").

1. BACKGROUND AND RECITALS.

1.1 In or around January 2019, ETST sought the appointment of the Receiver after it found itself in an imminent danger of insolvency following the issuance by an arbitration panel of an award (the "Award") in the sum of $3,994,522.5 million in favor of Cromogen Biotechnology Corporation ("Cromogen") in the matter entitled Cromogen Biotechnology Corporation vs. Earth Science Tech, Inc. (the "Cromogen Litigation"). The Nevada District Court found that the Defendant was in fact insolvent and ordered the appointment of the Receiver (the "Receivership").

1.2 The Award consisted of a sum for breach of contract against the Defendant in the amount of $120,265.00, a sum for costs and fees against the Company in the amount of $111,057.00 and a sum for the claim of tortuous interference and conversion against the Company in the amount of $3,763,200.00. The District Court in Florida confirmed the Award by arbitration panel, denying however, the award of fees that the arbitration panel had granted Cromogen.

1.3. ETST appealed this decision but Cromogen prevailed in No. 19-10118, United States Court of Appeals for the Eleventh Circuit on April 14, 2020. The Receiver subsequently allowed Cromogen status as an unsecured creditor in the estate. To date, the Receiver was unwilling or unable to settle the Cromogen unsecured debt.

1.4 In or around January 2020, ETST shareholders holding approximately 33% of the ETST stock intervened in the Receivership (the "Intervenors"). On June 30, 2021, the Receiver did not file the Form 10-K required by federal securities laws, but instead filed a Notice of Late Filing ("NT 10-K"). As noted in the NT 10-K, the Receiver failed to disclose material administrative fees in the Receivership that should have been included in the financial statements of the Company.

1.5 The NT 10-K provided until July 15, 2021 to file the Form 10-K, however, the Receiver failed to file the appropriate Form 10-K and the Company became delinquent in its SEC reporting.

1.6 The Parties now enter into this Agreement in order to resolve the Cromogen unsecured debt contingent upon the Nevada District Court approval and granting of the Intervenors Motion to Vacate the Receivership.

1.7 The Plaintiff agrees to reduce its unsecured claim Five Hundred Eighty-Five Thousand Eight Hundred Eighty-Five Dollars and Ninety Cents ($585,885.90) and release all claims to its unsecured debt in exchange for Defendant executing a Confession of Judgment ("Confession") for Nine Hundred and Seventy Thousand and 00/100 Dollars ($970,000.00) in favor of Plaintiff, and entering into this Agreement which sets forth the settlement terms of Defendant's liability under the Confession of Judgment.

1.8. The Parties agree that an express condition precedent to this Agreement shall be the Nevada District Court's approval and granting of the Intervenors Motion to Vacate the Receivership.

2. SETTLEMENT TERMS.

In consideration for entering into this Agreement, in consideration for the promises and releases set forth below, and with the express condition precedent of the Nevada District Court's approval of the Agreement and granting of the Intervenors Motion to Vacate the Receivership, the Parties agree as follows:

2.1 Payment. Defendant shall pay Plaintiff the sum of Five Hundred Eighty-Five Thousand Eight Hundred Eighty-Five Dollars and Ninety Cents ($585,885.90) ("Settlement Amount") pursuant to a payment schedule. Defendant will pay Forty-Five Thousand Dollars ($45,000) on or before January 1, 2022. Then, beginning February 1, 2022, Defendant will make fifty-nine (59) monthly minimum payments of Nine Thousand One Hundred Sixty-Seven Dollars and Fifty-Six Cents ($9,167.56) to be due on the first day of each month and with the final payment on December 1, 2026. All payments shall be made out to Cory Reade Dows & Shafer Trust Account.

2.2 Confession of Judgment. Concurrently with execution of this Agreement, Defendant agrees to execute a Confession of Judgment, in the form attached hereto as **Exhibit A** ("Judgment Document"). Plaintiff shall not file or record the Judgment Document unless and until Defendant defaults and fails to timely cure the default. In the event of Defendant's default and failure to cure (as defined in Paragraph 2.5 herein) with respect to any monthly payment required under Paragraph 2.1, Plaintiff may file the Judgment Document and obtain, by application to the Clark County Nevada District Court, judgment against Defendant as set forth in the Judgment Document and in the form set forth in the Judgment Document attached as **Exhibit A**. Plaintiff may then record and enforce the judgment against Defendant in the manner and to the extent allowed by law. The Judgment Document shall be for the amount of Nine Hundred and Seventy Thousand Dollars and 00/100 ($970,000.00), representing the total amount of Plaintiff's unsecured claim, less any amount paid by Defendant pursuant to this Agreement, plus costs, attorneys fees incurred to obtain and enforce a judgment in the event of a default and failure to cure, and interest on the unpaid balance allowed as a matter of law, as described more fully in the Judgment Documents.

2.3 Reduction. Notwithstanding the foregoing, if Defendant pays Five Hundred Thousand Dollars ($500,000.00) to Plaintiff before January 1, 2022, then the total Settlement Amount set forth in Paragraph 2.1 will be reduced in the amount of Eighty-Five Thousand Eight Hundred Eighty-Five Dollars and Ninety Cents ($85,885.90).

2.4 Release of Defendant. Only after and upon receipt and clearance of funds by Plaintiff of the first payment amount of $45,000.00, and except as provided for below, Plaintiff, for itself and its successors, assigns, stockholders, officers, directors, parents, subsidiaries, employees and agents, hereby releases Defendant, its predecessors, successors, assigns, stockholders, officers, employees, directors, parents, insurers, agents and attorneys from any and all rights, liabilities, damages, claims, actions, and demands of every kind and nature, in law, equity, or otherwise, known or unknown, disclosed or undisclosed, suspected or unsuspected, including, without limitation, any claims for damages, actual or consequential, past, present, or future, which arise out of or in any way relate to Defendants payment obligations to Plaintiff, except as those provided in the subject Agreement. Plaintiff expressly does not release or waive any claims that it may have against Defendant for payment pursuant or rights to enforce any provision of this Agreement.

2.5 Default and Cure. Plaintiff's release shall only be effective upon its receipt of the first payment by Defendant in the amount of $45,000.00 pursuant to Paragraph 2.1 above. Defendant shall be in default under this Agreement in the event that Defendant does not mail each monthly payment by 5:00 p.m. Pacific Time on the day it is due to the following address: 1333 North Buffalo Drive, Suite 210 Las Vegas, Nevada 89128. In the event of default, the Plaintiff must provide written notice specifying the default. Such notice shall be sent immediately upon discovery of the default. The Defendant shall then be entitled to 30 days in which to cure the default. If Defendant fails to cure the default within 30 days of receiving notice of the default, then Plaintiff shall be entitled to file the Judgment Document and take any and all actions necessary to obtain judgment against Defendant in accordance with the terms of this Agreement and the Judgment Document.

2.6 Dismissal of Receivership Action. Upon full execution of this Agreement, the Parties will simultaneously take all further steps necessary to cooperate in or cause the Receivership Action to be dismissed with prejudice. The Parties agree to bear their own costs and attorney's fees incurred in connection with the Receivership settled herein, except as provided for herein and in the Judgment Document regarding the enforcement of this Agreement or the entry of judgment in the event of a default and failure to timely cure by Defendant.

2.7 Representation and Covenant Not to Sue. The Parties hereby represent and agree that they have not filed or pursued, and will not file or pursue, any charges, suits, complaints, grievances, or other actions which assert, arise out of or are in any way related to the claims released under this Agreement; provided, however, that this paragraph shall not apply to any action or claim to enforce the terms of this Agreement.

2.8 No Admission of Liability. This Agreement constitutes a compromise settlement of disputed claims and shall not be deemed or construed to be an admission of liability by any of the Parties at any time for any purpose.

2.9 Notices and Payments. All notices and payments to Plaintiff shall be directed to Angela Dows, Esq. at the following address: 1333 North Buffalo Drive, Suite 210 Las Vegas, Nevada 89128. All notices to Defendant shall be sent to Alexander K. Calaway, Esq., at the following address: 10001 W Park Run Dr, Las Vegas, NV 89145 and ETST's statutory registered agent on file with the Nevada Secretary of State if any.

2.10 Inurement. The Agreement shall inure to the benefit of and be binding upon the Parties and their respective agents, officers, directors, trustees, attorneys, representatives, assigns, and predecessor or successor companies.

2.11 Voluntary Settlement. The Parties represent that they have read and been advised by counsel regarding this Agreement, that they understand its provisions and legal effect and that they are voluntarily entering into this Agreement. The Parties acknowledge that this Agreement is a full, fair, and final settlement of all claims released under this Agreement. The Parties further represent that, in executing this Agreement, they do not rely on any inducements, promises, or representations other than those expressly set forth in this Agreement.

2.12 Severability. If any part of this Agreement shall be determined to be illegal, invalid or unenforceable, that part shall be severed from the Agreement and the remaining parts shall be valid and enforceable.

2.13 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute a duplicate original.

2.14 Authority to Execute Agreement. The individuals signing this Agreement and the Parties represent and warrant that they have full and complete authority and authorization to execute and effect this Agreement and to take or cause to be taken all acts contemplated by this Agreement.

2.15 Warranty Re: Non-Assignment. The Parties each represent and warrant that they own and have not assigned, sold, transferred, or otherwise disposed of any claim or any interest in any claim against the other released in this Agreement.

2.16 Entire Agreement. This Agreement, together with the Confession of Judgment, constitute the entire agreement between the Parties and supersede any and all prior or contemporaneous agreements or

representations, written or oral, between the Parties concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in writing and signed by a duly authorized representative of each Party; no other act, document, usage, or custom shall be deemed to amend or modify this Agreement.

2.17 Attorneys' Fees and Costs. Each Party shall bear its own fees and costs related to the resolution of this matter, the drafting and negotiation of this Agreement, and any other matters related to the settlement contemplated herein. If any legal action or other proceeding is brought by either Party to enforce this Agreement or to recover damages or equitable relief for a breach thereof, the prevailing Party shall be entitled to recover its costs, and reasonable attorneys' fees incurred in such action or proceeding, which amount shall be determined by the Court and not a jury. Nothing herein is intended or should be construed as a waiver of the right to request a jury in any legal proceeding brought by any Party to enforce this Agreement or to recover damages or equitable relief for breach thereof.

2.18 Applicable Law. No rule of construction against the drafting Party shall be implemented; instead, this Agreement shall be interpreted in accordance with the fair meaning of its terms. This Agreement is intended to be enforced according to its written terms exclusively under the laws of the State of Nevada. Venue for any legal action concerning this Agreement shall lie exclusively in Clark County, Nevada and the Parties consent to jurisdiction and venue in such Court.

2.19 Time of Essence. Time is of the essence of this Agreement and all of its provisions.

2.20 Heading and Captions. The headings and captions in this Agreement are inserted for convenience and reference only, and the parties intend that they shall be disregarded in interpreting the terms, covenants, conditions and provisions of this Agreement.

2.21 Further Instructions. The Parties shall take such actions and execute, acknowledge, and deliver such other instruments and documents as may be necessary or appropriate to carry out the full intent and purpose of this Agreement.

2.22 The provisions of Section 1 above are incorporated into and made a substantive part of this agreement and are not mere recitals.

2.23 Effective Date. The Effective Date of this Agreement shall be the date the Nevada District Court enters its order vacating the Receivership of ETST.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

CROMOGEN BIOTECHNOLOGY CORPORATION

Steve Nenaydokh
By: Steve Nenaydokh (Aug 12, 2021 12:46 PDT)
Name: Slavik Nenaydokh
Its: CEO

EARTH SCIENCE TECHNOLOGIES, INC.

By: [signature]
Name: WM A. LEONARD
Its: RECEIVER

Final-Slavik E-Signature

Final Audit Report 2021-08-12

Created:	2021-08-12
By:	Angela Dows (adows@crdslaw.com)
Status:	Signed
Transaction ID:	CBJCHBCAABAA7mVKjl8VZQQLI1HRVFIxNxO8MGqoxuj6

"Final-Slavik E-Signature" History

Document created by Angela Dows (adows@crdslaw.com)
2021-08-12 - 7:37:53 PM GMT- IP address: 98.180.231.153

Document emailed to Steve Nenaydokh (sn@centuriafoods.com) for signature
2021-08-12 - 7:38:40 PM GMT

Email viewed by Steve Nenaydokh (sn@centuriafoods.com)
2021-08-12 - 7:38:44 PM GMT- IP address: 74.125.209.53

Document e-signed by Steve Nenaydokh (sn@centuriafoods.com)
Signature Date: 2021-08-12 - 7:46:36 PM GMT - Time Source: server- IP address: 24.23.158.121

Agreement completed.
2021-08-12 - 7:46:36 PM GMT